THE HARTFORD MUTUAL FUNDS II, INC.

ARTICLES OF AMENDMENT

The Hartford Mutual Funds II, Inc,, a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940 (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to change the name of the following series of common stock of the Corporation as set forth below:

Current Name New Name
Hartford Schroders Diversified Growth Fund	Hartford Schroders Diversified Opportunities Fund

SECOND: The foregoing amendment to the Charter was approved by a majority of the entire Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law without action by the stockholders.

THIRD: These Articles of Amendment shall be effective at 12:01 a.m. on May 1, 2025.

FOURTH: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Secretary and attested to by its Vice President on this 3rd day of April 2025.

ATTEST:	THE HARTFORD MUTUAL FUNDS II, INC.

/s/ Alice A. Pellegrino Alice A. Pellegrino Vice President	/s/ Thomas R. Phillips Thomas R. Phillips Secretary